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                                                                    Exhibit 99.3

                                 SonicWALL, Inc.

                             STOCK OPTION AGREEMENT


I.       NOTICE OF STOCK OPTION GRANT

You (the "Optionee") have been granted an option to purchase shares (the "Shares") of the Common Stock of SonicWALL, Inc., a California corporation (the "Company"), subject to the terms and conditions of this Stock Option Agreement. The terms of your grant are set forth in Exhibit A. Notwithstanding paragraph 5 of your offer letter, this Stock Option Agreement and the grant made hereby are not a part of the Company's 1998 Stock Incentive Plan.

         Exercise and Vesting Schedule:

         The Shares subject to this Option shall vest according to the following schedule:

         This Option shall become exercisable with respect to all of the Shares when you complete six years of continuous service as an employee ("Employee") of the Company or a Subsidiary following the Vesting Commencement Date also specified in Exhibit A. This Option shall also become exercisable with respect to up to 50% of the Shares if the Q4 2001 sales' quota described in Exhibit A is attained and the remaining 50% of the Shares if the Q1 2002 sales' quota described in Exhibit A is attained and if you are still an Employee on December 31, 2001 and March 31, 2002, respectively.

         Termination Period:

         This Option may be exercised, to the extent vested, for three (3) months after Optionee ceases to be an Employee or for such longer period as may be applicable upon the death or disability of Optionee as provided herein, but in no event later than the Term/Expiration Date as provided in Exhibit A. The term "Subsidiary" shall mean a subsidiary of the Company, as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code").

II.      AGREEMENT

         1. Grant of Option. The Company hereby grants to Optionee an Option to purchase the Shares set forth in the Notice of Stock Option Grant as provided in Exhibit A (the "Notice of Grant"), at the exercise price per Share set forth in the Notice of Grant (the "Exercise Price").

         2. Exercise of Option.  This Option is exercisable as follows:

            (a)    Right to Exercise.

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          (i)   This Option shall be exercisable cumulatively according to the vesting schedule set out in the Notice of Grant. For purposes of this Stock Option Agreement, the Shares subject to this Option shall vest based on Optionee's continued status as an Employee.

          (ii)  This Option may not be exercised for a fraction of a Share.

          (iii) In the event of Optionee's death, disability or other termination of the Optionee's status as an Employee, Sections 5, 6 and 7 below govern the exercisability of the Option.

          (iv) In no event may this Option be exercised after the date of expiration of the term of this Option as set forth in the Notice of Grant.

     (b) Method of Exercise. This Option shall be exercisable in accordance with the Company's standard option exercise procedures (currently the AST system).

     No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

     (c) Method of Payment. Payment of the Exercise Price shall be in accordance with the Company's standard option exercise procedures (currently the AST system).

  3. Restrictions on Exercise. If the issuance of Shares upon the exercise of this Option or the method of payment for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation, then the Option may not be exercised. The Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation before allowing the Option to be exercised.

  4. Termination of Relationship. If Optionee ceases to be an Employee (other than by reason of the Optionee's death or the total and permanent disability of the Optionee as defined in Code Section 22(e)(3)), Optionee may exercise this Option during the Term/Expiration Date set out in the Notice of Grant, to the extent the Option was vested at the date of such termination. To the extent that Optionee was not vested in this Option at the date on which Optionee ceases to be an Employee, or if Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

  5. Disability of Optionee. If Optionee ceases to be an Employee as a result of his or her total and permanent disability as defined in Code Section 22(e)(3), Optionee may exercise the Option to the extent the Option was vested at the date on which Optionee ceases to be an Employee, but only within twelve (12) months from such date (and in no event later than the expiration date of the term of this Option as set forth in the Notice of Grant). To the extent that the Option is not vested at the date on which Optionee ceases to be an Employee, or if Optionee does not exercise such Option within the time specified herein, the Option shall terminate.

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   6. Death of Optionee. If Optionee ceases to be an Employee as a result of the death of Optionee, the vested portion of the Option may be exercised at any time prior to the expiration date of the term of this Option (as set forth in the Notice of Grant) by Optionee's estate or by a person who acquires the right to exercise the Option by bequest, inheritance or written beneficiary designation. To the extent that the Option is not vested at the date of death, or if the Option is not exercised within the time specified herein, the Option shall terminate.

   7. Non-Transferability of Option. This Option may not be transferred in any manner except by will or by the laws of descent or distribution. It may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

   8. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant.

   9. Leaves of Absence. If the Company grants Optionee a leave of absence in writing, Optionee shall not be deemed to be an Employee of the Company during such leave of absence and the Optionee may not exercise this Option during such leave of absence.

  10. Changes in Capitalization and Reorganizations. Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option and the per Share exercise price of this Option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, recapitalization, combination, reclassification, payment of a stock dividend on the Common Stock or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that the conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of the Shares subject to this Option.

      The Board, if it so determines in the exercise of its sole discretion, may also make provision for adjusting the number or class of securities covered by this Option, as well as the price to be paid therefor, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company's being consolidated with or merged into any other corporation.

      Unless otherwise determined by the Board, upon the dissolution or liquidation of the Company this Option shall terminate and thereupon become null and void. The Optionee shall be given not less than ten (10) days' notice of such event and the opportunity to exercise this Option before such event is effected.

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                  Upon any merger or consolidation, if the Company is not the surviving corporation, this Option shall either be assumed by the new entity or shall terminate in accordance with the provisions of the preceding paragraph.

                            [Signature page follows]

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                  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one document.

                                                 SONICWALL, INC.
                                                 By:  /s/ Paul Cook

                                                 Name: Paul Cook

                                                 Title: VP, Human Resources

         OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE OPTION HEREOF IS EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE OPTIONEE'S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

         Optionee hereby accepts this Option subject to all of the terms and provisions hereof. Optionee has reviewed this Option in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of this Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company's Board of Directors upon any questions arising under this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Dated: __________________
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                                                     Residence Address:


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                                    EXHIBIT A

[Optionee]

c/o SonicWALL, Inc,
1160 Bordeaux Drive
Sunnyvale, CA 94089



                          NOTICE OF STOCK OPTION GRANT

Date of Grant:                              October 25, 2001

Vesting Commencement Date:                  October 26, 2001

Regular Vesting                             Cliff Vest 100% at 6 years of
                                            continuous service

Exercise Price per Share:                   $7.00 per share

Total Number of Shares Granted:

Total Exercise Price:                       $

Type of Option:                             Nonstatutory Stock Option

Term/Expiration Date:                       10 years



Q4 2001 Sales' Quota/(1)(2)/                Q1 2002 Sales' Quota/(1)(2)/

$                                           $


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(1) Sales as defined by SonicWALL: net recognizable revenue for the quarter.
(2) The number of options will be accelerated pro-rata for partial achievement of quarterly sales' quotas, rounded down to the nearest share. Any remaining unvested shares of this Stock Option Grant will become fully exercisable at the end of six years of continuous service.